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PANETH, HABER & ZIMMERMAN LLP
CERTIFIED PUBLIC ACCOUNTANTS

600 Third Avenue
New York, NY 10016-1998
Telephone 212/508-5800
Facsimile 212/570-3759





April 22, 1999





Securities and Exchange Commission
Washington, DC 20549

Re: Kaleidoscope Media Group, Inc.
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Ladies and Gentlemen:

We were previously the principal accountants for Kaleidoscope Media Group, Inc. ("KMG") and under the date of April 14, 1998 we reported on the consolidated financial statements of KMG and subsidiaries as of and for the year ended December 31, 1997. We were terminated as KMG's auditors on April 7, 1999. We have read KMG's statements included under Item 4 of its Form 8-K dated April 6, 1999, and we do not agree with the statements in regard to the following matters:

The name of our firm is misspelled in paragraph (a)(1)(i). It should be spelled Paneth, Haber & Zimmerman LLP.

Paragraphs (a)(1)(iii) and (a)(1)(iv) refer to our resignation. We were in fact terminated as stated in paragraph (a)(1)(i).

Paragraph (a)(2) states that KMG appointed Liebman Goldberg & Drogin ("LGD") to audit KMG's financial statements for the year ended December 31, 1999. Our understanding is that LGD was appointed for the year ended December 31, 1998.

Our April 7, 1999 memo was referred to in the Form 8-K under paragraph
(a)(2)(ii)(D). We believe that Item 304 (a)(2)(ii)(D) of Regulation S-K relates to a communication from the new accountant. As set forth in the next paragraph, in terms of Regulation S-K, our memo related to Item 304 (a)(1)(v)(A).

By incorporating our memo of April 7, 1999, the Form 8-K did disclose what we believe to be a reportable event of the type described in Item 304 (a)(1)(v)(A) of Regulation S-K although our memo stated it in terms of the Regulation S-B equivalent. As a result of this confusion of item numbering we must disagree



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Securities and Exchange Commission                               April 22, 1999
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with the statement in paragraph (a)(1)(v) of the Form 8-K that there were no reportable events of the type described in Item 304 (a)(1)(v)(A) of Regulation S-K.

Furthermore, paragraph (a)(2)(ii)(D), as submitted, could be read as implying that we first advised the Company of this matter in writing on April l7, 1999. We hereby clarify that the April 7 memo was to remind the Company that it had been advised of this matter in writing in 1997.

Paragraph (a)(3) states that we were provided with a copy of the disclosure and were requested in writing that we furnish the Company with this letter. We wish to clarify that we did not receive a copy of the disclosure or a written request for this letter until April 22, 1999.


Very truly yours,



/s/ Paneth, Haber & Zimmerman LLP
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    Paneth, Haber & Zimmerman LLP